Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

SEI Catholic Values Trust:

We consent to the use of our report dated April 28, 2017, with respect to the financial statements of SEI Catholic Values Trust, comprised of the Catholic Values Equity Fund and Catholic Values Fixed Income Fund, as of February 28, 2017, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 28, 2017